EXECUTION COPY

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of June 1, 2007, by and among (i) (a) American Dairy, Inc., a Utah corporation (the “Company”), (b) American Flying Crane Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“AFC”), (c) LangFang Feihe Dairy Company Limited, a limited liability company organized and existing under the laws of the People’s Republic of China (the “PRC”) and a wholly-owned subsidiary of the Company (“LangFang”), GanHan Feihe Dairy Company Limited, a limited liability company organized and existing under the laws of the PRC and a wholly-owned subsidiary of the Company (“GanHan”), Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited, a limited liability company organized and existing under the laws of the PRC and a wholly-owned subsidiary of the Company (“Shanxi”), Heilongjiang Feihe Dairy Co., Limited, a limited liability company organized and existing under the laws of the PRC and a wholly-owned subsidiary of AFC (“Feihe”), BaiQuan Feihe Dairy Co., Limited, a limited liability company organized and existing under the laws of the PRC and a wholly-owned subsidiary of Feihe (“BaiQuan”) and Beijing Feihe Biotechnology Scientific and Commercial Co., Limited, a limited liability company organized and existing under the laws of the PRC and 95% of the registered capital of which is owned by Feihe and 5% of the registered capital of which is held in trust for the Company (“Beijing Feihe”, and collectively with the Company, AFC, LangFang, GanHan, Shanxi, Feihe and BaiQuan, the “Group Companies”), (d) Mr. Leng You-Bin, a resident of the City of Beijing in the PRC (“Mr. Leng”) and Mr. Liu Hua, a resident of the City of Beijing in the PRC (“Mr. Liu”, and together with Mr. Leng, the “Controlling Shareholders”) and (ii) Citadel Equity Fund Ltd. (“Citadel”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Notes Purchase Agreement (as defined below).

WITNESSETH:

WHEREAS, the Group Companies, the Controlling Shareholders and Citadel have entered into that certain Amended and Restated Notes Purchase Agreement dated as of June 1, 2007 (the “Notes Purchase Agreement”), pursuant to which the Company has agreed to issue to Citadel, and Citadel has agreed to purchase from the Company, 1% Guaranteed Senior Secured Convertible Notes due 2012 (the “Notes”) in an aggregate principal amount not exceeding US$80,000,000, which are convertible into the Company’s common stock, par value $0.001 (the “Common Stock”), which are being issued pursuant to that certain Indenture dated as of the date hereof by and among the Company, the other Group Companies and The Bank of New York, as trustee (the “Indenture”);

WHEREAS, in consideration of Citadel entering into the Notes Purchase Agreement, the Company has agreed to provide certain rights set forth in this Agreement; and

WHEREAS, it is a condition to the Closing under the Notes Purchase Agreement that the parties hereto shall have executed this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by this agreement, agree as follows:

1. Representations and Warranties of the Group Companies and the Controlling Shareholders. Each of the Group Companies and the Controlling Shareholders (each of the foregoing, a “Warrantor”), jointly and severally, represents and warrants that:

1.1 (i) Mr. Leng is the direct owner of record, free and clear of all Liens, of 8,881,135 shares of Common Stock, which constitutes 55.7% of the outstanding voting power of the Company’s capital stock and (ii) Mr. Liu is the direct owner of record, free and clear of all Liens, of 19,200 shares of Common Stock.

1.2 Each of the Warrantors has full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly executed and delivered by each Warrantor and constitutes the legal, valid and binding obligations of such Warrantor enforceable against such Warrantor in accordance with its terms.

1.3 The execution and delivery of this Agreement by each Warrantor do not, and the performance of this Agreement by such Warrantor will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to any Warrantor or by which any Warrantor or any of the properties of any Warrantor is or may be bound or affected, or the Charter Documents of any Group Company; (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under any contract to which any Warrantor is a party or by which any Warrantor or any of the affiliates or properties of any Warrantor is or may be bound or affected, or (iii) result in the creation of any encumbrance or restriction on any of the shares of Common Stock or equity interests in any other Group Company or properties of any Warrantor. The execution and delivery of this Agreement by each Warrantor do not, and the performance of this Agreement by each Warrantor will not, require any consent or approval of any Person.

2. Covenants and Agreements.

Unless the context requires otherwise, each Group Company hereby covenants and agrees, and, to the extent permitted by applicable law, each of the Controlling Shareholders hereby covenants and agrees to cause each Group Company to do, as follows:

2.1 FCPA. Each of the Warrantors shall, and shall cause each Group Company, any of the Company’s Subsidiaries and their respective management to, (i) comply with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, not making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of value to any “foreign official” (as the term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, (ii) conduct each such company’s respective business in compliance with the FCPA, and (iii) institute and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

2.2 PFIC. No Group Company shall, and each of the Controlling Shareholders shall cause each Group Company not to, become a “passive foreign investment company” within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986.

2.3  OFAC. Neither any Group Company nor, to the knowledge of any Group Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of any Group Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and no Group Company shall, and each of the Controlling Shareholders shall cause each Group Company not to, directly or indirectly use the proceeds of the sale of the Notes, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

2.4 Money Laundering Laws. Each of the Group Companies shall, and each of the Controlling Shareholders shall cause each Group Company to, conduct its operations at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency.

3. Right of First Refusal for Future Securities Offerings.

3.1 Issuance Notice. Subject to the terms and conditions of this Section and applicable securities laws, if, following the date hereof and until June 1, 2012, the Company proposes to issue or sell (other than the sale of securities (a “Shelf Registration”) effected by preparing and filing a registration statement on Form S-3 (the “Shelf Registration Statement”) in compliance with the U.S. Securities Act of 1933, as amended, and the declaration or ordering of the effectiveness of such registration statement by the U.S. Securities and Exchange Commission (the “Commission”)) any securities to a purchaser or purchasers that are not an Affiliate of the Company (the “Proposed Third Party Purchaser”), the Company shall, not less than fifteen (15) business days prior to the consummation of such issuance or sale of securities of the Company, offer such securities to Citadel by sending written notice (an “Issuance Notice”) to Citadel, which shall state (a) the identity of the Proposed Third Party Purchaser, (b) a description of the securities to be issued or sold, including detailed terms of such securities, (c) the amount of the securities proposed to be issued to the Proposed Third Party Purchaser (the “Offered New Securities”); (d) the proposed purchase price for the Offered Securities (the “Issuance Price”); and (e) the terms and conditions of such proposed sale. The Issuance Notice shall also certify that the Company has received a firm offer from the Proposed Third Party Purchaser and in good faith believes a binding agreement for the Offered New Securities is obtainable on the terms set forth in the Issuance Notice. The Issuance Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement or understanding relating to the Offered New Securities and proof satisfactory to the Company that the Offered New Securities will not violate any applicable securities laws. Upon delivery of the Issuance Notice, such offer shall be irrevocable unless and until the rights of first refusal provided for herein shall have been waived or shall have expired.

3.2 Option; Exercise. By notification to the Company within fifteen (15) business days after the Issuance Notice is given, Citadel may elect to purchase or otherwise acquire, at the price and on the terms specified in such Issuance Notice, up to all of the Offered New Securities. The closing of any sale pursuant to this Section 3.2 shall occur within sixty (60) days after the date on which such notification is given by Citadel. Citadel shall be entitled to apportion the rights of first refusal hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

3.3 Sale to Third Parties. If less than all of the Offered New Securities are elected to be purchased or acquired as provided in Section 3.2, the Company may, during the thirty (30) day period following the expiration of the 15-day period as set forth in Section 3.2, offer and sell the remaining unsubscribed portion of such securities to the Proposed Third Party Purchaser in the Issuance Notice at a price not less than, and upon terms no more favorable to the Proposed Third Party Purchaser than, those specified in the Issuance Notice. If the Company does not enter into an agreement for the sale of such securities within such period, or if such agreement is not consummated within thirty (30) days after the execution thereof, the right of first refusal provided hereunder shall be deemed to be revived and such securities shall not be offered to a third party unless first reoffered to Citadel in accordance with this Section.

3.4 Shelf Registration.

(a) If, following the date hereof and until June 1, 2012, the Company proposes to issue or sell its securities through a Shelf Registration, the Company shall, not less than 30 days prior to filing a registration statement on Form S-3 in respect of the Shelf Registration, offer such securities to Citadel by sending written notice (a “Shelf Registration Issuance Notice”) to Citadel, which shall state (a) a description of the securities to be issued or sold, including detailed terms of such securities, (b) the total amount of the securities to be issued or sold under such registration statement and (c) the expected amount of proceeds from the issuance and sale of such securities. By notification to the Company within 10 days after the Shelf Registration Issuance Notice is given, Citadel may elect to enter into negotiation with the Company, and the Company shall engage in negotiation with Citadel in good faith, as to alternative financing other than the Shelf Registration. If the Company and Citadel fail to reach a mutually satisfactory agreement with respect to such financing five (5) business days prior to the filing date for the Shelf Registration Statement in respect of such Shelf Registration, the Company shall be entitled to proceed with the filing of such Shelf Registration Statement.

(b) Following the date on which the Shelf Registration Statement is declared effective by the Commission and so long as such Shelf Registration Statement remains effective, the Company shall, not less than five (5) business days prior to the proposed sale of any securities by way of a “take-down” under such Shelf Registration Statement (a “Take-down”), offer such securities to Citadel by sending a written notice (a “Take-down Notice”), which shall state (a) a description of the securities to be issued or sold, including detailed terms of such securities, (b) the amount of the securities to be issued or sold under such Shelf Registration Statement (the “Offered Take-down Securities”); (c) the proposed purchase price for the Offered Take-down Securities (the “Take-down Price”); and (d) the terms and conditions of such proposed sale.

(c) By notification to the Company within three (3) business days after the Take-down Notice is given, Citadel may elect to purchase or otherwise acquire, at the price and on the terms specified in such Take-down Notice, up to all of the Offered Take-down Securities. The closing of the sale of the Offered Take-down Securities pursuant to this Section 3.4(c) shall occur within thirty (30) days after the date on which such notification is given by Citadel. Citadel shall be entitled to apportion the rights of first offer under this Section 3.4 granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(d) If less than all of the Offered Take-down Securities are elected to be purchased or acquired as provided in Section 3.4(c) hereof, the Company may offer and sell the remaining unsubscribed portion of such securities by way of a Take-down at a price not less than, and upon terms no more favorable than, those specified in the Take-down Notice. If the Company does not offer and sell such securities through the Take-down within thirty (30) days after the execution thereof, the right of first offer provided in this Section 3.4 shall be deemed to be revived and such securities shall not be offered by way of a Take-down unless first reoffered to Citadel in accordance with this Section 3.4.

4. Limitations on the Conversion of the Notes Held by Citadel.

Notwithstanding any provision in the Indenture, the Company shall not effect any conversion of the Notes, and Citadel shall not have the right to convert any portion of the Notes held by it, to the extent that after giving effect to such conversion, Citadel (together with its Affiliates) would beneficially own in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion (the “Conversion Limitation”). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by Citadel and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of such Notes with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of any Notes beneficially owned by Citadel or any of its Affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by Citadel or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Section, in determining the number of outstanding shares of Common Stock, Citadel may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent annual, quarterly or current report on Form 10-K, 10-Q or Form 8-K, respectively, as the case may be; (y) a more recent public announcement by the Company or (z) any other notice by the Company setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of Citadel, the Company shall within two business days confirm orally and in writing to Citadel the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including any Notes, by Citadel or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By not less than sixty-one (61) days’ prior written notice to the Company, Citadel may, at its election, increase or decrease the Conversion Limitation to any other percentage not in excess of 9.99% specified in such notice, and the Conversion Limitation shall continue to apply until such sixty-first day (or such later date, as determined by Citadel, as may be specified in such notice).

5. Indemnification.

(a) In addition to all rights and remedies available to Citadel at law or in equity, each of the Warrantors shall jointly and severally indemnify Citadel, and its Affiliates, stockholders, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such party as and when incurred for any loss (including, without limitation, diminutions in value), liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of any claims by or on behalf of any third party, including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Losses”) which any such party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)  any misrepresentation or breach of a representation or warranty on the part of any Warrantor herein;

(ii) any nonfulfillment or breach of any covenant or agreement on the part of any Warrantor herein; or

(iii) any action, demand, proceeding, investigation or claim by any third party (including, without limitation, governmental agencies) against or affecting any Warrantor and/or its Affiliates or Subsidiaries which, if successful, would give rise to or evidence the existence of or relate to a breach of (A) any of the representations or warranties at the time made or (B) covenants of any Warrantor.

(b) Notwithstanding the foregoing, and subject to the following sentence, upon judicial determination, which is final and no longer appealable, that the act or omission giving rise to the indemnification hereinabove provided resulted primarily out of or was based primarily upon the Indemnified Party’s gross negligence, fraud or willful misconduct (unless such action was based upon the Indemnified Party’s reliance in good faith upon any of the representations, warranties, covenants or promises made by any Warrantor herein) by the Indemnified Party, no Warrantor shall be responsible for any Losses sought to be indemnified in connection therewith, and each Warrantor shall be entitled to recover from the Indemnified Party all amounts previously paid in full or partial satisfaction of such indemnity, together with all costs and expenses of such Warrantor reasonably incurred in effecting such recovery, if any.

(c) All indemnification rights hereunder shall survive indefinitely, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of Citadel and/or any of the other Indemnified Parties.

(d) The indemnity obligations that each Warrantor has under this Section shall be in addition to any liability that such Warrantor may otherwise have.

6. Miscellaneous.

6.1 Termination. Except for Sections 6 and 7, which shall survive the termination of this Agreement, or as otherwise expressly provided herein, this Agreement will be automatically terminated with no further effect at such time that Citadel or any of its Affiliates (as defined in the Indenture) is no longer a Beneficial Owner (as defined in the Indenture) of any Notes or Conversion Shares.

6.2 Specific Enforcement. Upon a breach by any Warrantor of this Agreement, in addition to any such damages as Citadel is entitled to, directly or indirectly, by reason of said breach, Citadel shall be entitled to injunctive relief against such Warrantor if such relief is applicable and available, as a remedy at law would be inadequate and insufficient. Nothing in this Section shall be construed as limiting Citadel’s remedies in any way.

6.3 Notices. Notices given pursuant to any provision of this Agreement shall be addressed as follows: (i) if to the any of the Group Companies or the Controlling Shareholders, to: Star City International Building, No. 10 Jiuxianqiao Road, C-16th Floor, Chaoyang District, Beijing, People’s Republic of China 100016, Fax: (86) 10 8456 7768, Attention: Mr. Leng You-Bin, with a copy to Hodgson Russ LLP, 1540 Broadway, 24th Floor, New York, New York 10036, Fax: 212-751-0928, Attention: Jeffrey A. Rinde, Esq., (ii) if to Citadel, to: c/o 131 South Dearborn Street, Chicago, Illinois 60609, USA, Fax: (1-312) 267 7300, Attention: Mr. Adam C. Cooper, with a copy to 18/F Chater House, 8 Connaught Road, Central, Hong Kong, Fax: (852) 3667 5511, Attention: Mr. Andrew Fong and Mr. Max Liu, and with a copy to Simpson Thacher & Bartlett LLP, ICBC Tower 35th Floor, 3 Garden Road, Central, Hong Kong SAR, China, Fax: (852) 2869 7694, Attention: Mr. Youngjin Sohn, Esq.

All notices, requests, consents and other communications hereunder shall be in writing and shall be personally delivered or delivered by overnight courier or mailed by first-class registered or certified mail, postage prepaid, return receipt requested, or by facsimile transmission. Every notice hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, upon transmission by facsimile and confirmed facsimile receipt, or two (2) days after the same shall have been deposited with a reputable international overnight courier.

6.4 Amendments and Waiver. Unless otherwise specifically stated herein, any term of this Agreement may be amended with the written consent of the party against whom enforcement may be sought and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Company and the Controlling Shareholders, in the case of Citadel’s obligations, and by Citadel in the case of the obligations of any other parties hereto. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.5 Entire Agreement. This Agreement, together with the other Transaction Documents, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

6.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement to the extent permitted by law.

6.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

6.8 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall be binding upon, and inure to the benefit of, the respective representatives, successors and assigns of the parties hereto. Unless otherwise provided herein, Citadel may assign its rights hereunder to any of its Affiliates (as defined below). For purposes of this Agreement, an “Affiliate” shall refer to: (i) any Person directly or indirectly controlling, controlled by or under common control with another Person, (ii) any Person owning or controlling 50% or more of the outstanding voting securities of such other Person, (iii) any officer, director or partner of such Person, (iv) a trust for the benefit of such Person referred to in the foregoing clause (ii) of this definition.

6.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page(s) to follow]

IN WITNESS WHEREOF, the undersigned have executed this Investor Rights Agreement as of the day and year written above.

GROUP COMPANIES:

American Dairy, Inc.

By:  /s/ Leng You-Bin
Name: Leng You-Bin
Title: CEO

American Flying Crane Corporation

By:  /s/ Leng You-Bin
Name: Leng You-Bin
Title: Chairman

LangFang Feihe Dairy Company Limited

By:  /s/ Leng You-Bin
Name: Leng You-Bin
Title: Chairman

GanHan Feihe Dairy Company Limited

By:  /s/ Leng You-Bin
Name: Leng You-Bin
Title: Chairman

Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited

By:  /s/ Leng You-Bin
Name: Leng You-Bin
Title: Chairman

Heilongjiang Feihe Dairy Co., Limited

By:  /s/ Leng You-Bin
Name: Leng You-Bin
Title: Chairman

BaiQuan Feihe Dairy Co., Limited

By:  /s/ Lian AiYun
Name: Liang AiYun
Title: Chairman

Beijing Feihe Biotechnology Scientific and Commercial Co., Limited

By:  /s/ Leng You-Bin
Name: Leng You-Bin
Title: Chairman

CONTROLLING SHAREHOLDERS:

By:  /s/ Leng You-Bin
Mr. Leng You-Bin

By:  /s/ Liu Hua
Mr. Liu Hua

Accepted and Agreed to:

CITADEL EQUITY FUND LTD.

By: Citadel Limited Partnership, its Portfolio Manager

By: Citadel Investment Group, L.L.C., its General Partner

By:  /s/ Andrew Fong
Name: Andrew Fong
Title: Authorized Signatory